Exhibit (11)


            OWENS-CORNING FIBERGLAS CORPORATION AND SUBSIDIARIES

                      COMPUTATION OF PER SHARE EARNINGS

            FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991


Primary:
- --------
                                             1993       1992       1991
                                           --------   --------  --------
                              (In millions of dollars, except share data)

Net income (loss)                          $    131   $     73  $   (742)
                                           ========   ========  ========

Weighted average number of shares
     outstanding (thousands)                 42,734     41,973    40,924
Weighted average common
     equivalent shares (thousands):
     Deferred awards                            264        617         -
     Stock options using weighted
       average market price                     595        423         -
                                           --------   --------  --------

Primary weighted average number of
     common shares outstanding and
     common equivalent shares (thousands)    43,593     43,013    40,924
                                           ========   ========  ========

Primary per share amount (1)               $   3.00   $   1.70  $ (18.13)
                                           ========   ========  ========

Fully Diluted:
- -------------

Net income (loss)                          $    139   $     82  $   (742)
                                           ========   ========  ========

Weighted average number of shares
     outstanding (thousands)                 42,734     41,973    40,924
Weighted average common
     equivalent shares (thousands):
     Deferred awards                            265        617         -
     Stock options using the higher of
       average market price or market
       price at end of period                   613        456         -
     Shares from assumed conversion
       of debt                                5,798      5,798         -
                                            -------   --------  --------
Fully diluted weighted average
     number of common shares
     outstanding and common
     equivalent shares (thousands)           49,410     48,844    40,924
                                           ========   ========  ========

Fully diluted per share amount (1)         $   2.81   $   1.67  $ (18.13)
                                           ========   ========  ========

(1) For the year ended December 31, 1991, the deferred awards, stock options and shares from assumed conversion of debt are anti-dilutive in the calculation of fully diluted earnings per share, so they are excluded from the calculation.